Exhibit 99.1

VICI PROPERTIES INC. REJECTS UNSOLICITED PROPOSAL FROM MGM GROWTH PROPERTIES LLC

- Believes MGP Proposal Not in the Best Interests of VICI and its Stockholders -

LAS VEGAS, NEVADA - January 17, 2018 - VICI Properties Inc. (OTC: VICI) (“VICI Properties” or the “Company”), an experiential-asset real estate investment trust, today confirmed it previously received on January 5, 2018 an unsolicited non-binding, written proposal from MGM Growth Properties LLC (NYSE:MGP) (“MGP”) for MGP to acquire all of the outstanding shares of common stock of the Company for $19.50 per share in the form of MGP shares. 1
VICI Properties, in consultation with its financial and legal advisors, carefully and thoroughly reviewed MGP’s unsolicited and non-binding proposal, following which VICI Properties’ Board of Directors unanimously determined that pursuing it was not in the best interests of the Company and its stockholders.
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “VICI’s Board unanimously believes that our prospects as a standalone independent company will deliver significantly superior results for our shareholders. With our high quality, diversified real estate portfolio and best-in-class corporate governance, we are best positioned to successfully execute on our identifiable embedded growth from call-option and right of first refusal assets and our active pipeline of incremental accretive acquisitions. Through this we believe we will create greater long-term value than by pursuing MGP’s proposal.”
VICI Properties’ Board of Directors communicated its response to MGP in a letter sent to its Chairman of the Board and Chief Executive Officer on January 8, 2018, the full text of which follows:

January 8, 2018

MGM Growth Properties
1980 Festival Plaza Dr., Suite 750
Las Vegas, NV 89135

Attention:
Mr. James J. Murren
Chairman of the Board
Mr. James C. Stewart
Chief Executive Officer

Gentlemen:

____________________________________

1With an expressed willingness by MGP to provide an undisclosed portion of the consideration in the form of cash if desired by VICI shareholders.

In response to MGP’s unsolicited proposal set forth in your letter dated January 5, 2018 for a potential transaction between VICI and MGP, VICI’s Board of Directors, with the assistance of its financial and legal advisors, has determined that it is not in the best interests of VICI and its shareholders to pursue your proposal. The VICI Board and management team are committed to executing our strategic plan and creating value for our shareholders, and will continue to take action to achieve those objectives.

Sincerely,

/s/
James R. Abrahamson
Chairman of the Board

/s/
Edward B. Pitoniak
Chief Executive Officer

About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 20 gaming facilities comprising over 36 million square feet and features approximately 14,500 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to leading brands such as Caesars, Horseshoe, Harrah’s and Bally’s, which prioritize customer loyalty and value through great service, superior products and constant innovation. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Important risk factors that may affect the Company’s business, results of operations and financial position are discussed in its Form 10 registration statement, as amended, most recently filed Quarterly Report on Form 10-Q, its Current Reports on Form 8-K and other Securities and Exchange Commission filings. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Contacts:	Media Contacts:
Investors@viciproperties.com	PR@viciproperties.com
(725) 201-6415	(725) 201-6414
Or	Or
ICR	ICR
Jacques Cornet	Phil Denning and Jason Chudoba
Jacques.Cornet@icrinc.com	Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249